Registration No. 333-

As filed with the Securities and Exchange Commission on August 6, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERIGAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	23-2787918
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

460 North Gulph Road, King of Prussia, PA	19406
(Address of Principal Executive Offices)	(Zip Code)

AMERIGAS PROPANE, INC.

2010 LONG-TERM INCENTIVE PLAN

ON BEHALF OF AMERIGAS PARTNERS, L.P.

(Full Title of the Plan)

ROBERT H. KNAUSS, ESQ.

VICE PRESIDENT AND GENERAL COUNSEL

AMERIGAS PARTNERS, L.P.

460 NORTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

(Name and address of agent for service)

(610) 337-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Units representing limited partnership interests	1,000,000	$44.54	$44,540,000	$3,175.70

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of Common Units being registered shall be adjusted to include any additional Common Units that may become issuable as a result of any Unit distribution, split, combination or similar transaction in accordance with the anti-dilution provisions of the plan.
(2)	Calculated pursuant to Rules 457(c) and (h), based upon the average of the reported high and low sales prices for the Common Units as reported on the New York Stock Exchange for August 2, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information. *

Item 2.	Registrant Information and Employee Plan Annual Information. *

*	Information required by Part I to be contained in the Section 10(a) prospectus for the plan is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by AmeriGas Partners, L.P. (the “Partnership”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 filed with the Commission on November 20, 2009;

(b)	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2009, March 31, 2010 and June 30, 2010 filed with the Commission on February 5, 2010, May 7, 2010 and August 6, 2010, respectively;

(c)	Our Current Reports on Form 8-K filed with the Commission on July 8, 2010, August 4, 2010 and August 6, 2010; and

(d)	The description of our Common Units contained in our registration statement on Form 8-A filed with the Commission on March 28, 1995, as amended on April 11, 1995 and on January 17, 1997, and any future amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Partnership pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Fourth Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P. dated as of July 27, 2009 provides that we will indemnify and hold harmless our general partner, any departing partner, any person who is or was an affiliate of the general partner or any departing partner, any person who is or was an officer, director, employee, partner, agent or trustee of the general partner, any departing partner or any such affiliate, and any person who is or was serving at the request of the general partner, any departing partner or any such affiliate as an officer, director, employee, partner, agent, fiduciary or trustee of another person, to the fullest extent permitted by law but subject to the limitations expressly provided for in the partnership agreement, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any of the above persons may be involved, or is threatened to be involved, as a party or otherwise, by reason of his, her or its status as any of the foregoing; provided, however, that in each case such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. Any indemnification under these provisions will be made only out of our available assets, and our general partner shall not be personally liable for, or have any obligation to contribute or loan monies or property to us to enable us to effectuate, such indemnification.

To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by any of the aforementioned persons who is so indemnified in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by us prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by us of any undertaking by or on behalf of such person to repay such amount if it shall be determined that such person is not entitled to be indemnified.

The indemnification so provided shall be in addition to any other rights to which any of the aforementioned persons may be entitled under any agreement, pursuant to a vote of the holders of outstanding units, as a matter of law or otherwise, and shall continue for such persons who have ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of such persons.

We are authorized to purchase and maintain (or to reimburse our general partner or its affiliates for the cost of) insurance, on behalf of our general partner and any other persons the general partner identifies, against any liability that may be asserted against or expense that may be incurred by such persons in connection with our activities, regardless of whether we would have the power to indemnify such persons against such liability under the provisions of the partnership agreement described above.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Fourth Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P. dated as of July 27, 2009, incorporated by reference from Exhibit 3.1 to the Partnership’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009

5	Opinion of Morgan, Lewis & Bockius LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5)

24	Power of Attorney (included on the signature page of this Registration Statement)

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply to this Registration Statement on Form S-8 if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Norristown, Pennsylvania, on August 6, 2010.

AMERIGAS PARTNERS, L.P., a Delaware limited partnership

By:	AMERIGAS PROPANE, INC. a Pennsylvania corporation, its general partner

	By:	/s/ Eugene V. N. Bissell
	Name:	Eugene V. N. Bissell
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Lon R. Greenberg, Robert H. Knauss, and Eugene V. N. Bissell, and each of them acting individually, as his or her true and lawful attorneys-in-fact, with full power of substitution and resubstitution, with the authority to execute in the name of each such person, and to file with the Commission, together with any exhibits thereto and other documents therewith, any and all amendments to this registration statement (including post-effective amendments and all other related documents) necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission in respect thereof, which amendments may make such changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, as of August 6, 2010.

Signature	Title

/s/ Eugene V. N. Bissell	President and Chief Executive Officer
Eugene V. N. Bissell	(Principal Executive Officer) and Director

/s/ Lon R. Greenberg	Chairman and Director
Lon R. Greenberg

/s/ John L. Walsh	Vice Chairman and Director
John L. Walsh

/s/ Jerry E. Sheridan	Vice President – Finance and Chief Financial Officer
Jerry E. Sheridan	(Principal Financial Officer)

/s/ William J. Stanczak	Controller and Chief Accounting Officer
William J. Stanczak	(Principal Accounting Officer)

/s/ Stephen D. Ban	Director
Stephen D. Ban

/s/ Richard C. Gozon	Director
Richard C. Gozon

/s/ William J. Marrazzo	Director
William J. Marrazzo

/s/ Gregory A. Pratt	Director
Gregory A. Pratt

/s/ Marvin O. Schlanger	Director
Marvin O. Schlanger

/s/ Howard B. Stoeckel	Director
Howard B. Stoeckel

Exhibit Index

Exhibit No.	Description

4.1	Fourth Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P. dated as of July 27, 2009, incorporated by reference from Exhibit 3.1 to the Partnership’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009

5	Opinion of Morgan, Lewis & Bockius LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5)

24	Power of Attorney (included on the signature page of this Registration Statement)